Exhibit 99.1

Contact: Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $5.8 Million in First Fiscal Quarter of 2022;
Results Highlighted by Double Digit Deposit Growth and Strong Loan Pipeline

Vancouver, WA – July 29, 2021 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $5.8 million, or $0.26 per diluted share, in the first fiscal quarter ended June 30, 2021 compared to $3.4 million, or $0.15 per diluted share, in the preceding quarter and $480,000, or $0.02 per diluted share, in the first fiscal quarter a year ago.
“Earnings for our first fiscal quarter were strong, driven by an increase in net interest income, higher non-interest income, and lower operating expenses compared to last quarter,” stated Kevin Lycklama, president and chief executive officer. “Our continued focus on building customer relationships contributed to our core deposits increasing 22% over the last year. Additionally, our loan pipeline grew by more than 200% and we are encouraged by the increased business activity and loan demand in our markets. With Oregon and Washington fully reopened and most COVID restrictions lifted in Washington and Oregon, and the high vaccination rates in our states, we anticipate increased loan growth opportunities for the remainder of our fiscal year.”

First Quarter Highlights (at or for the period ended June 30, 2021)

•	Net income increased to $5.8 million, or $0.26 per diluted share.
•	Pre-tax, pre-provision for loan losses income (non-GAAP) was $5.7 million for the quarter compared to $4.4 million in the previous quarter and $5.1 million for the quarter ended June 30, 2020.
•	Total loan modifications decreased substantially to a single commercial loan totaling $563,000.
•	Net interest income increased to $11.3 million compared to $11.2 million in the preceding quarter and $11.1 million in the first quarter a year ago.
•	Riverview recorded a recapture for loan losses of $1.6 million during the quarter.
•	The allowance for loan losses was $17.6 million, or 1.98% of total loans. The allowance for loan losses excluding SBA purchased and SBA PPP loans (non-GAAP) was 2.22% of total loans.
•	Total loans were $889.5 million. SBA PPP loans totaled $55.5 million.
•	Loan pipeline increased 235% during the quarter to $84.2 million.
•	Total deposits increased $66.9 million, or 19.9% annualized, during the quarter to $1.41 billion.
•	Non-performing assets were 0.02% of total assets.
•	Total risk-based capital ratio was 17.49% and Tier 1 leverage ratio was 9.37%.
Income Statement
Net income was $5.8 million in the first fiscal quarter ended June 30, 2021 compared to $3.4 million in the preceding quarter and $480,000 in the first fiscal quarter a year ago. Pre-tax, pre-provision for loan losses income was $5.7 million for the quarter compared to $4.4 million in the previous quarter and $5.1 million for the quarter ended June 30, 2020.
Return on average assets was 1.46% in the first quarter of fiscal 2022 compared to 0.93% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) was 14.89% and 18.13%, respectively, compared to 9.00% and 10.97%, respectively, for the prior quarter.

RVSB Reports First Quarter Fiscal 2022 Results
July 29, 2021

Riverview’s core net interest income (non-GAAP) increased $373,000 compared to the preceding quarter. Reported net interest income was $11.3 million in the current quarter compared to $11.2 million in the preceding quarter and $11.1 million in the first quarter a year ago. Interest income on loans declined compared to prior quarters due to lower loan fee amortization income from Paycheck Protection Program (“PPP”) loans which was partially offset by a decrease in interest expense on deposits. However, interest income from investment securities increased as a result of investment purchases during the quarter. Net interest income is expected to continue to grow over the next several quarters based on the Company’s loan growth forecasts and deployment of its excess cash into higher yielding loans and investment securities.
During the first quarter of fiscal 2022, $892,000 of interest and net fee income was earned through PPP loan forgiveness and normal amortization. This compares to $1.3 million of interest and net fee income on PPP loans during the preceding quarter and $611,000 in the first quarter of the prior year.
During the first quarter of fiscal 2022, net interest margin (“NIM”) was 3.07% compared to 3.26% in the preceding quarter and 3.65% in the first quarter of fiscal 2021. The decrease in NIM was primarily due to the higher balance of on-balance sheet liquidity and the lower level of loan fee amortization on PPP loans which resulted in a 13 basis point and 10 basis point decline, respectively.
The average overnight cash balances increased to $272.3 million during the quarter ended June 30, 2021 compared to $248.1 million in the preceding quarter and $94.9 million for the first fiscal quarter a year ago, due to the growth in deposits. Without the increase in overnight cash balances, NIM would have been 69 basis points higher in the current quarter, 72 basis points higher in the prior quarter and 35 basis points higher in the first quarter a year ago.
During the first fiscal quarter of 2022, Riverview continued the deployment of excess cash into its investment portfolio. Investment securities totaled $308.1 million at June 30, 2021 compared to $255.9 million at March 31, 2021. During the quarter, the Company purchased $52.2 million in new securities with a weighted average yield of 1.48%. Investment purchases were comprised primarily of agency securities, MBS backed by government agencies and municipal securities.
Average securities balances for the quarters ended June 30, 2021, March 31, 2021, and June 30, 2020 were $279.0 million, $204.8 million and $139.6 million, respectively. The weighted average yields on securities balances for those same periods were 1.53%, 1.54% and 1.95%, respectively.
The accretion on purchased loans totaled $71,000 during the first quarter compared to $92,000 during the preceding quarter and $72,000 in the first quarter a year ago, resulting in a two-basis point increase in the NIM for each of the three quarters. Net fees on loan prepayments, which included purchased SBA loan premiums, increased net interest income by $43,000 in the first fiscal quarter of 2022, which increased the NIM by two basis points for the quarter. This compares to a $72,000 decrease in net interest income related to net fees on loan prepayments that decreased the NIM by two basis points during the fourth fiscal quarter of 2021, and a $100,000 decrease in net interest income related to net fees on loan prepayments that decreased the NIM by four basis points during the first fiscal quarter a year ago. For the first fiscal quarter of 2022, SBA PPP loan interest and fees added eight basis points to the NIM compared to 20 basis points for the preceding quarter. The increase in the current quarter and the prior quarter were due primarily to the recognition of PPP loan fees as a part of the loan forgiveness process. For the first fiscal quarter of 2021, PPP loan income negatively affected the NIM by three basis points due to it being the initial quarter since the launch of PPP and the low rate of 1% affected the NIM, and there was no fee income from forgiveness. The above items resulted in a core-NIM (non-GAAP) of 3.64% in the current quarter compared to 3.78% in the preceding quarter and 4.05% in the first fiscal quarter a year ago.
Average PPP loans were $80.3 million in the first quarter compared to $90.3 million in the preceding quarter, and $84.8 million in the first quarter a year ago. During the quarter, the Company recorded $203,000 in interest income on PPP loans and $689,000 in loan fee amortization into income. This compares to $229,000 in interest income on PPP loans and $1.1 million in loan fee amortization during the preceding quarter and $226,000 in interest income on PPP loans and $385,000 in loan fee amortization during the first fiscal quarter a year ago.

RVSB Reports First Quarter Fiscal 2022 Results
July 29, 2021

Loan yields decreased 10 basis points during the quarter to 4.67% compared to 4.77% in the preceding quarter due primarily to the decrease in loan fee amortization income for these PPP loans. Loan yields were 4.69% in the first fiscal quarter a year ago. Loan yields excluding PPP loans were 4.69% for the quarter compared to 4.65% in the preceding quarter and 4.85% in the year-ago quarter.
Riverview’s cost of deposits decreased to 0.13% during the first fiscal quarter compared to 0.15% in the preceding quarter and 0.31% in the first quarter a year ago. The sequential decrease in deposit costs during the quarter reflects the continued low interest rate environment and are expected to decrease further as certificates of deposit reprice at maturity.
Non-interest income increased to $3.6 million during the quarter compared to $2.8 million in the preceding quarter and $2.6 million in the first fiscal quarter of 2021. Interchange and merchant bankcard fee income increased during the quarter, due to the continued increase in economic activity as Oregon and Washington ease pandemic restrictions. Brokered loan fee income has also been strong due to the continued strong mortgage and refinance market. Non-interest income during the quarter also included a $479,000 BOLI death benefit.
Asset management fees were $976,000 during the first fiscal quarter compared to $900,000 in the preceding quarter and $974,000 in the first fiscal quarter a year ago. Asset management fees continue to contribute meaningfully to total non-interest income. Riverview Trust Company’s assets under management remained at $1.3 billion at June 30, 2021, March 31, 2021 and June 30, 2020.
For the first fiscal quarter of 2022, non-interest expense was $9.1 million compared to $9.6 million in the preceding quarter and $8.7 million in the first fiscal quarter a year ago. Salaries and employee benefits decreased during the quarter to $5.8 million compared to $6.3 million in the preceding quarter. The prior quarter included higher year-end incentive payments for employees contributing to a majority of the decrease for the current quarter. In the first fiscal quarter of 2021, salary and employee benefits were $5.2 million, which included the deferral of $553,000 in compensation expenses related to loan origination costs for SBA PPP loans. Riverview continues to manage its non-interest expenses in the current economic environment and continues to look for opportunities to improve operating efficiencies.
The efficiency ratio improved to 61.4% for the first fiscal quarter compared to 68.6% in the preceding quarter and 63.2% in the first fiscal quarter a year ago.
Riverview’s effective tax rate for the first quarter of fiscal 2022 was 21.5% compared to 22.5% for the preceding quarter and 15.2% for the year-ago quarter.
Balance Sheet Review
Riverview’s total loans were $889.5 million at June 30, 2021 compared to $943.2 million three months earlier and $1.00 billion a year ago. The decrease in loan balances during the current quarter was primarily driven by forgiveness of SBA PPP loans, partially offset by an increase in commercial real estate loan balances. SBA PPP loans, net of fees, totaled $55.5 million at June 30, 2021 compared to $93.4 million at March 31, 2021 and $110.3 million at June 30, 2020. Organic loan growth continues to be impacted by loan payoffs as well as strong competition for high-quality loans in our markets.
The Company’s loan pipeline totaled $84.2 million at June 30, 2021, an increase of 235% from $25.1 million at the end of the prior quarter. The increase was largely due to an improvement in economic activity in our primary markets of Oregon and Washington as well as our internal focus on loan growth and increased business development activities. Based on our forecasts and outlook for our markets, we expect loan growth to accelerate for the remainder of our fiscal year as we anticipate the loan pipeline and production will continue to grow and we prioritize the deployment of our excess liquidity into higher yielding assets.
Undisbursed construction loans totaled $14.0 million at both June 30, 2021 and March 31, 2021, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Revolving commercial business loan commitments totaled $58.0 million at June 30, 2021 compared to $69.7 million three months earlier. Utilization on these loans totaled 6.0% at June 30, 2021 compared to 11.0% at March 31, 2021. The weighted average rate on loan originations during the quarter was 3.98% compared to 3.90% in the preceding quarter and 3.36% in the first quarter a year ago.

RVSB Reports First Quarter Fiscal 2022 Results
July 29, 2021

Deposits increased $66.9 million, or 5.0%, to $1.41 billion at June 30, 2021 compared to the preceding quarter and increased $254.2 million, or 21.9%, compared to a year earlier. Non-interest bearing checking accounts increased $67.4 million, or 17.9% year-over-year, to $443.8 million at June 30, 2021. Checking accounts, as a percentage of total deposits, totaled 50.8% at June 30, 2021.
Shareholders’ equity increased to $157.0 million at June 30, 2021 compared to $151.6 million three months earlier and $147.5 million a year earlier. Tangible book value per share (non-GAAP) increased to $5.80 at June 30, 2021 compared to $5.54 at March 31, 2021 and $5.38 at June 30, 2020. Riverview paid a quarterly cash dividend of $0.05 per share on July 22, 2021, consistent with the past seven quarters.
Credit Quality
As one of the key metrics we manage, asset quality remains exceptionally strong. Non-performing assets decreased to $383,000, or 0.02% of total assets, at June 30, 2021 compared to $571,000, or 0.04% of total assets, three months earlier and $1.3 million, or 0.09% of total assets, at June 30, 2020. Riverview recorded net loan recoveries during the quarter of $12,000. This compared to net loan charge-offs during the prior quarter of $14,000 and $48,000 in the first fiscal quarter a year ago.
Due to the improvement in economic conditions, we recorded a recapture of loan losses of $1.6 million during the first fiscal quarter. This compares to no provision for loan losses in the prior quarter and a $4.5 million provision for loan losses during the first fiscal quarter a year ago.
At June 30, 2021, Riverview had one commercial loan modification remaining totaling $563,000. This compares to five commercial loans totaling $18.1 million at March 31, 2021, and 98 loans totaling $161.6 million at the peak on June 30, 2020. Riverview had no new commercial loan accommodation requests through the date of this press release. There were no consumer loan modifications as of June 30, 2021 or March 31, 2021.
Riverview’s hotel/motel portfolio performance has steadily improved over the last several quarters. Occupancy, RevPar and financial performance has improved for these borrowers and at June 30, 2021 there were no remaining hotel/motel loans with COVID modifications. Loans in this portfolio are primarily concentrated in Northwest Oregon and Southwest Washington with a few properties located on the Oregon Coast and in the Columbia River Gorge. This portfolio is comprised of mainly flagged properties versus independent hotel/motels and are in the midscale and economy categories.
Classified assets were $5.9 million at June 30, 2021 compared to $7.7 million at March 31, 2021 and $5.0 million at June 30, 2020. The classified asset to total capital ratio was 3.6% at June 30, 2021 compared to 4.8% three months earlier and 3.3% a year earlier.
Criticized assets decreased to $40.3 million at June 30, 2021 compared to $42.5 million at March 31, 2021. This balance reflects risk rating changes primarily associated with loans that had been granted COVID-19 loan modifications. In general, borrowers whose loans were paying as agreed prior to COVID-19, remain well-secured and have provided acceptable plans for returning to full payment status were downgraded to a pass/watch rating. Modifications that extended beyond six months were generally downgraded to a special mention/criticized rating unless other mitigating considerations exist that lowered the bank’s credit risk. Borrowers who could not provide a plan or whose business was closed with no plan for re-opening in a reasonable timeframe, were moved to a substandard/classified rating. In addition, the risk rating was also downgraded for certain borrowers who were not granted COVID-19 loan modifications, but who still have been impacted negatively by the COVID-19 pandemic.
At June 30, 2021, the allowance for loan losses was $17.6 million compared to $19.2 million at March 31, 2021 and $17.1 million one year earlier. The allowance for loan losses represented 1.98% of total loans at June 30, 2021 compared to 2.03% in the preceding quarter and 1.70% a year earlier. The allowance for loan losses to loans, net of SBA guaranteed loans (including SBA PPP loans) (non-GAAP), was 2.22% at June 30, 2021 compared to 2.39% at March 31, 2021 and 2.08% a year earlier. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried an amount below the outstanding

RVSB Reports First Quarter Fiscal 2022 Results
July 29, 2021

principal balance. The remaining net discount on these purchased loans was $652,000 at June 30, 2021 compared to $722,000 three months earlier.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 17.49% and a Tier 1 leverage ratio of 9.37% at June 30, 2021. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.14% at June 30, 2021.
PPP Loans
During Round 1, Riverview originated 790 PPP loans totaling approximately $112.9 million, net of deferred fees, with an average loan size of $147,000. Unamortized PPP deferred loan fees at June 30, 2021 totaled $68,000 for Round 1. The following table presents the breakdown and balance, net of deferred fees, of Round 1 PPP loans at June 30, 2021:
Range	Number of loans	Total (in 000s)

Up to $150,000	26	$1,362
$150,001 to $350,000	7	1,503
$350,001 to $2,000,000	2	895
Over $2,000,000	1	2,136
Total	36	$5,896

In PPP Round 2, Riverview originated 414 PPP loans totaling approximately $54.1 million, net of deferred fees, with an average loan size of $131,000. Unamortized PPP deferred loan fees at June 30, 2021 totaled $2.0 million for Round 2. The following table presents the breakdown and balance, net of deferred fees, of Round 2 PPP loans at June 30, 2021:
Range	Number of loans	Total (in 000s)

Up to $150,000	300	$14,208
$150,001 to $350,000	62	13,717
$350,001 to $2,000,000	26	19,745
Over $2,000,000	1	1,945
Total	389	$49,615

In total, 779 PPP loans totaling $111.5 million (72%) have been forgiven by the SBA or repaid by the borrower.
Stock Repurchase Program
On June 10, 2021, Riverview announced that its Board of Directors authorized the repurchase up to $5.0 million of the Company’s outstanding shares, in the open market, based on prevailing market prices, or in privately negotiated transactions, over a period beginning on June 21, 2021, and continuing until the earlier of the completion of the repurchase or the next six months. The extent to which the Company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations.
Charter Conversion
Effective April 28, 2021, Riverview Community Bank converted from a federal savings bank to a Washington chartered commercial bank. As a result of that charter conversion Riverview Bancorp, Inc. applied and received approval from the Federal Reserve and converted from a savings and loan holding company to a bank holding company on April 28, 2021.
Branch Consolidation
Riverview continues to actively review its branch network for efficiencies due to customers’ increased usage of online and mobile banking technologies. In January 2021, Riverview consolidated one branch in the Heights neighborhood of

RVSB Reports First Quarter Fiscal 2022 Results
July 29, 2021

Vancouver and consolidated its branch in the Montavilla neighborhood of Portland in May 2021. In September 2020, Riverview also consolidated two of its branches in Clark County, Washington and simultaneously opened a new branch in the Cascade Park neighborhood of Vancouver. Riverview plans to open a new location in Ridgefield, Washington, one of the fastest growing cities in Clark County, during the fall of 2021.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.
Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020

Shareholders' equity (GAAP)	$156,976	$151,594	$147,478
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(588)	(619)	(724)
Tangible shareholders' equity (non-GAAP)	$129,312	$123,899	$119,678

Total assets (GAAP)	$1,617,016	$1,549,158	$1,377,374
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(588)	(619)	(724)
Tangible assets (non-GAAP)	$1,589,352	$1,521,463	$1,349,574

Shareholders' equity to total assets (GAAP)	9.71%	9.79%	10.71%

Tangible common equity to tangible assets (non-GAAP)	8.14%	8.14%	8.87%

Shares outstanding	22,277,868	22,351,235	22,245,472

Book value per share (GAAP)	7.05	6.78	6.63

Tangible book value per share (non-GAAP)	5.80	5.54	5.38

Pre-tax, pre-provision income
	Three Months Ended
(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020

Net income (GAAP)	$5,755	$3,414	$480
Include: Provision for income taxes	1,580	992	86
Include: Provision for (recapture of) loan losses	(1,600)	-	4,500
Pre-tax, pre-provision income (non-GAAP)	$5,735	$4,406	$5,066

RVSB Reports First Quarter Fiscal 2022 Results
July 29, 2021

Net interest margin reconciliation to core net interest margin
	Three Months Ended
(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020

Net interest income (GAAP)	$11,284	$11,196	$11,128
Tax equivalent adjustment	16	16	6
Net fees on loan prepayments	(43)	72	100
Accretion on purchased MBank loans	(71)	(92)	(72)
SBA PPP loans interest income and net fees	(892)	(1,292)	(611)
Income on excess FRB liquidity	(77)	(56)	(18)
Adjusted net interest income (non-GAAP)	$10,217	$9,844	$10,533

	Three Months Ended
(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020

Average balance of interest-earning assets (GAAP)	$1,478,715	$1,393,153	$1,222,686
SBA PPP loans (average)	(80,297)	(90,268)	(84,809)
Excess FRB liquidity (average)	(272,331)	(248,100)	(94,901)
Average balance of interest-earning assets excluding
SBA PPP loans and excess FRB liquidity (non-GAAP)	$1,126,087	$1,054,785	$1,042,976

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020

Net interest margin (GAAP)	3.07%	3.26%	3.65%
Net fees on loan prepayments	(0.02)	0.02	0.04
Accretion on purchased MBank loans	(0.02)	(0.02)	(0.02)
SBA PPP loans	(0.08)	(0.20)	0.03
Excess FRB liquidity	0.69	0.72	0.35
Core net interest margin (non-GAAP)	3.64%	3.78%	4.05%

Allowance for loan losses reconciliation, excluding SBA purchased and PPP loans

(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020

Allowance for loan losses	$17,590	$19,178	$17,076

Loans receivable (GAAP)	$889,479	$943,235	$1,002,720
Exclude: SBA purchased loans	(42,213)	(47,379)	(70,853)
Exclude: SBA PPP loans	(55,511)	(93,444)	(110,341)
Loans receivable excluding SBA purchased and PPP loans (non-GAAP)	$791,755	$802,412	$821,526

Allowance for loan losses to loans receivable (GAAP)	1.98%	2.03%	1.70%

Allowance for loan losses to loans receivable excluding SBA purchased and PPP loans (non-GAAP)	2.22%	2.39%	2.08%

RVSB Reports First Quarter Fiscal 2022 Results
July 29, 2021

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.62 billion at June 30, 2021, it is the parent company of the 98-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 16 branches, including 12 in the Portland-Vancouver area, and 3 lending centers. For the past 7 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as the impact on general economic and financial conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any future goodwill impairment due to changes in the Company’s business, changes in market conditions, including as a result of the COVID-19 pandemic and other factors related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports First Quarter Fiscal 2022 Results
July 29, 2021

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	June 30, 2021	March 31, 2021	June 30, 2020
ASSETS

Cash (including interest-earning accounts of $318,639, $254,205,	$334,741	$265,408	$157,835
and $143,017)
Certificate of deposits held for investment	249	249	249
Investment securities:
Available for sale, at estimated fair value	268,853	216,304	137,749
Held to maturity, at amortized cost	39,225	39,574	26
Loans receivable (net of allowance for loan losses of $17,590,
$19,178 and $17,076)	871,889	924,057	985,644
Prepaid expenses and other assets	12,912	13,189	9,062
Accrued interest receivable	4,940	5,236	5,202
Federal Home Loan Bank stock, at cost	1,722	1,722	2,620
Premises and equipment, net	17,940	17,824	16,124
Financing lease right-of-use assets	1,413	1,432	1,489
Deferred income taxes, net	5,047	5,419	3,067
Mortgage servicing rights, net	66	81	162
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	588	619	724
Bank owned life insurance	30,355	30,968	30,345

TOTAL ASSETS	$1,617,016	$1,549,158	$1,377,374

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,412,966	$1,346,060	$1,158,749
Accrued expenses and other liabilities	17,431	21,906	11,472
Advance payments by borrowers for taxes and insurance	555	521	632
Federal Home Loan Bank Advances	-	-	30,000
Junior subordinated debentures	26,770	26,748	26,684
Capital lease obligations	2,318	2,329	2,359
Total liabilities	1,460,040	1,397,564	1,229,896

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2021 - 22,351,235 issued and 22,277,868 outstanding;
March 31, 2021 - 22,351,235 issued and outstanding;	222	223	222
June 30, 2020 – 22,245,472 issued and outstanding;
Additional paid-in capital	63,213	63,650	63,254
Retained earnings	92,522	87,881	81,240
Accumulated other comprehensive income (loss)	1,019	(160)	2,762
Total shareholders’ equity	156,976	151,594	147,478

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,617,016	$1,549,158	$1,377,374

RVSB Reports First Quarter Fiscal 2022 Results
July 29, 2021

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2021	March 31, 2021	June 30, 2020
INTEREST INCOME:
Interest and fees on loans receivable	$10,776	$11,023	$11,528
Interest on investment securities - taxable	999	713	655
Interest on investment securities - nontaxable	50	50	18
Other interest and dividends	95	79	37
Total interest and dividend income	11,920	11,865	12,238

INTEREST EXPENSE:
Interest on deposits	442	473	858
Interest on borrowings	194	196	252
Total interest expense	636	669	1,110
Net interest income	11,284	11,196	11,128
Provision for (recapture of) loan losses	(1,600)	-	4,500

Net interest income after provision for (recapture of loan losses	12,884	11,196	6,628

NON-INTEREST INCOME:
Fees and service charges	1,855	1,667	1,398
Asset management fees	976	900	974
Bank owned life insurance ("BOLI")	190	188	190
BOLI death benefit in excess of cash surrender value	479	-	-
Other, net	88	81	61
Total non-interest income, net	3,588	2,836	2,623

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,754	6,301	5,192
Occupancy and depreciation	1,409	1,439	1,450
Data processing	765	666	661
Amortization of core deposit intangible	31	35	35
Advertising and marketing	152	83	129
FDIC insurance premium	95	98	48
State and local taxes	198	196	204
Telecommunications	46	50	86
Professional fees	317	269	320
Other	370	489	560
Total non-interest expense	9,137	9,626	8,685

INCOME BEFORE INCOME TAXES	7,335	4,406	566
PROVISION FOR INCOME TAXES	1,580	992	86
NET INCOME	$5,755	$3,414	$480

Earnings per common share:
Basic	$0.26	$0.15	$0.02
Diluted	$0.26	$0.15	$0.02
Weighted average number of common shares outstanding:
Basic	22,344,785	22,346,368	22,256,665
Diluted	22,358,764	22,361,730	22,276,303

RVSB Reports First Quarter Fiscal 2022 Results
July 29, 2021

(Dollars in thousands)	At or for the three months ended
	June 30, 2021	March 31, 2021	June 30, 2020
AVERAGE BALANCES
Average interest–earning assets	$1,478,715	$1,393,153	$1,222,686
Average interest-bearing liabilities	959,033	906,124	808,715
Net average earning assets	519,682	487,029	413,971
Average loans	925,161	938,162	986,816
Average deposits	1,373,086	1,289,259	1,105,540
Average equity	154,981	153,896	150,707
Average tangible equity (non-GAAP)	127,299	126,180	122,885

ASSET QUALITY	June 30, 2021	March 31, 2021	June 30, 2020

Non-performing loans	$383	$571	$1,288
Non-performing loans to total loans	0.04%	0.06%	0.13%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$383	$571	$1,288
Non-performing assets to total assets	0.02%	0.04%	0.09%
Net loan charge-offs (recoveries) in the quarter	$(12)	$14	$48
Net charge-offs (recoveries) in the quarter/average net loans	(0.01)%	0.01%	0.02%

Allowance for loan losses	$17,590	$19,178	$17,076
Average interest-earning assets to average
interest-bearing liabilities	154.19%	153.75%	151.19%
Allowance for loan losses to
non-performing loans	4592.69%	3358.67%	1325.78%
Allowance for loan losses to total loans	1.98%	2.03%	1.70%
Shareholders’ equity to assets	9.71%	9.79%	10.71%

CAPITAL RATIOS
Total capital (to risk weighted assets)	17.49%	17.35%	17.40%
Tier 1 capital (to risk weighted assets)	16.23%	16.09%	16.14%
Common equity tier 1 (to risk weighted assets)	16.23%	16.09%	16.14%
Tier 1 capital (to average tangible assets)	9.37%	9.63%	10.55%
Tangible common equity (to average tangible assets) (non-GAAP)	8.14%	8.14%	8.87%

DEPOSIT MIX	June 30, 2021	March 31, 2021	June 30, 2020

Interest checking	$274,081	$258,014	$216,041
Regular savings	307,026	291,769	247,966
Money market deposit accounts	265,894	240,554	182,328
Non-interest checking	443,797	435,098	376,372
Certificates of deposit	122,168	120,625	136,042
Total deposits	$1,412,966	$1,346,060	$1,158,749

RVSB Reports First Quarter Fiscal 2022 Results
July 29, 2021

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
June 30, 2021	(Dollars in thousands)
Commercial business	$160,617	$-	$-	$160,617
SBA PPP	55,511	-	-	55,511
Commercial construction	-	-	2,994	2,994
Office buildings	-	136,580	-	136,580
Warehouse/industrial	-	90,097	-	90,097
Retail/shopping centers/strip malls	-	85,392	-	85,392
Assisted living facilities	-	808	-	808
Single purpose facilities	-	236,070	-	236,070
Land	-	14,922	-	14,922
Multi-family	-	44,804	-	44,804
One-to-four family construction	-	-	8,392	8,392
Total	$216,128	$608,673	$11,386	$836,187

March 31, 2021
Commercial business	$171,701	$-	$-	$171,701
SBA PPP	93,444	-	-	93,444
Commercial construction	-	-	9,810	9,810
Office buildings	-	135,526	-	135,526
Warehouse/industrial	-	87,880	-	87,880
Retail/shopping centers/strip malls	-	85,414	-	85,414
Assisted living facilities	-	854	-	854
Single purpose facilities	-	233,793	-	233,793
Land	-	14,040	-	14,040
Multi-family	-	45,014	-	45,014
One-to-four family construction	-	-	7,180	7,180
Total	$265,145	$602,521	$16,990	$884,656

LOAN MIX	June 30, 2021	March 31, 2021	June 30, 2020
Commercial and construction
Commercial business	$216,128	$265,145	$281,832
Other real estate mortgage	608,673	602,521	600,093
Real estate construction	11,386	16,990	37,824
Total commercial and construction	836,187	884,656	919,749
Consumer
Real estate one-to-four family	51,480	56,405	79,582
Other installment	1,812	2,174	3,389
Total consumer	53,292	58,579	82,971

Total loans	889,479	943,235	1,002,720

Less:
Allowance for loan losses	17,590	19,178	17,076
Loans receivable, net	$871,889	$924,057	$985,644

RVSB Reports First Quarter Fiscal 2022 Results
July 29, 2021

DETAIL OF NON-PERFORMING ASSETS

	Southwest
	Washington	Total
June 30, 2021

Commercial business	$177	$177
Commercial real estate	138	138
Consumer	68	68

Total non-performing assets	$383	$383

DETAIL OF LOAN MODIFICATIONS

	Number of Loan Deferrals
	3/31/2021	Ended	New	6/30/2021	Change

Hotel / Motel	3	(3)	-	-	(100.0)%
Retail strip centers	1	-	-	1	(0.0)%
Other - Commercial	1	(1)	-	-	100.0%
Total	5	(4)	-	1	(80.0)%

	Loan Deferrals
	3/31/2021	Ended	New	6/30/2021	Change
	(dollars in thousands)

Hotel / Motel	$10,220	$(10,220)	$-	$-	(100.0)%
Retail strip centers	563	-	-	563	(0.0)%
Other - Commercial	7,302	(7,302)	-	-	100.0%
Total	$18,085	$(17,522)	$-	$563	(96.9)%

RVSB Reports First Quarter Fiscal 2022 Results
July 29, 2021

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2021	March 31, 2021	June 30, 2020

Efficiency ratio (4)	61.44%	68.60%	63.16%
Coverage ratio (6)	123.50%	116.31%	128.13%
Return on average assets (1)	1.46%	0.93%	0.15%
Return on average equity (1)	14.89%	9.00%	1.28%
Return on average tangible equity (1) (non-GAAP)	18.13%	10.97%	1.57%

NET INTEREST SPREAD
Yield on loans	4.67%	4.77%	4.69%
Yield on investment securities	1.53%	1.54%	1.95%
Total yield on interest-earning assets	3.24%	3.46%	4.02%

Cost of interest-bearing deposits	0.19%	0.22%	0.45%
Cost of FHLB advances and other borrowings	2.68%	2.73%	2.02%
Total cost of interest-bearing liabilities	0.27%	0.30%	0.55%

Spread (7)	2.97%	3.16%	3.47%
Net interest margin	3.07%	3.26%	3.65%

PER SHARE DATA
Basic earnings per share (2)	$0.26	$0.15	$0.02
Diluted earnings per share (3)	0.26	$0.15	0.02
Book value per share (5)	7.05	6.78	6.63
Tangible book value per share (5) (non-GAAP)	5.80	5.54	5.38
Market price per share:
High for the period	$7.35	$7.58	$6.12
Low for the period	6.47	5.12	4.20
Close for period end	7.09	6.93	5.65
Cash dividends declared per share	0.0500	0.0500	0.0500

Average number of shares outstanding:
Basic (2)	22,344,785	22,346,368	22,256,665
Diluted (3)	22,358,764	22,361,730	22,276,303

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.